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                                                                   EXHIBIT 10.24

                                SUPPLY AGREEMENT

This agreement, made and entered into to be effective as of the 27 day of January, 2004 by and between:

                                  American Metal Filter Company
                                  1900 Wilson Avenue, Suite A
                                  National City, CA 91950

A corporation organized under the laws of the state of CALIFORNIA hereinafter referred to as CONTRACT MANUFACTURER (CM); and

                                  Allergy Free LLC
                                  6835 Flanders Drive
                                  Suite 500
                                  San Diego, CA 92121

A company organized under the laws of the state of CA, hereinafter referred to as BUYER.

                                   WITNESSETH

WHEREAS, CM will manufacture the BUYER'S Aller-Pure Gold filter developed and patented by the BUYER described in Exhibit A and

WHEREAS, BUYER desires to purchase the CM's products for resale to customers;
and

WHEREAS, the parties desire to enter into a supply agreement governing their relationship;

NOW, THEREFORE, in consideration of the mutual terms and conditions set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.0 PRODUCT

      1.1 Products: The Products covered by this Agreement are those products set forth and attached hereto in Exhibit A ("Products"), manufactured by or for CM.

      1.2 Ownership Rights: BUYER was the inventor of the product and CM is solely the outsource manufacturer of the BUYER'S discovery. BUYER owns all rights to the PRODUCT and reserves right to have the PRODUCT manufactured by other manufacturers if the CM does not meet the terms of this agreement. BUYER will notify CM providing 90 days notice any intent to move said manufacturing.

2.0 ORDERS;

      2.1 BUYER shall make purchases by submitting firm purchase orders to CM. BUYER will submit quarterly forecasts to CM.

3.0 SHIPPING AND DELIVERY

      3.1   Shipping: CM shall ship all Products at CM's expense to AF San
            Diego.

      3.2 Delivery: CM shall ship all Products for which it has received a firm purchase order within twentv one (21) days of order receipt. CM agrees that time is of the essence regarding its delivery of Products.

      3.3 Returns: BUYER will inspect all incoming product. CM agrees to provide full credit for all product not meeting BUYER'S quality specifications. BUYER agrees to notify CM a detailed accounting for all defects by class within ten (10) days of each receipt.

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4.0 PRICE AND PAYMENT TERMS

      4.1 Price and Price Increases: Pricing detailed in Exhibit A shall be firm through June 30, 2004. Both parties agree to review pricing on June 30, 2004 to determine if CM's original cost estimates were appropriate and to negotiate changes to the pricing structure in good faith based upon actual material costs and operational efficiencies. In no case should the resulting increase/decrease in price exceed 10%. These prices shall remain firm through Dec. 31, 2004. Pricing for subsequent periods will be reviewed no later than November 15 for the effective subsequent calendar year and will be firm for that 12 month period.

      4.2 Payment Terms: Payment terms shall be NET- 30 days from the date of receipt of an accurate Invoice. BUYER shall not be in breach of this Agreement unless payment from the BUYER is more than fifteen (15) days overdue.

      4.3 Raw Material Acquisition: CM agrees to acquire BUYER's usable raw materials at BUYERS cost from BUYER. BUYER will extend payment terms where BUYER will pay 50% of every invoice and will issue an equal amount of credit towards the balance owed by the CM.

5.0 USE OF BUYERS MANUFACTURING EQUIPMENT: Exhibit B

      5.1 Use of Equipment: CM will use BUYER's manufacturing equipment for BUYER's product only.

      5.2 Preventive Maintenance (PM): CM will conduct quarterly preventive maintenance on all equipment used by CM and owned by BUYER. CM will make all PM records available for BUYER. BUYER retains the right to inspect BUYER's equipment on a periodic random basis not to exceed four times in a 12-month period.

      5.3 Transportation of Manufacturing Equipment: CM agrees to at CM's expense, pack and transport all manufacturing equipment from BUYER's facility in Houston, TX to CM's California location. All equipment will be inventoried and labeled with both parties signing off on the value and condition of each piece. A loading inventory log will exist with initials from a representative of each party. CM must provide BUYER with a receipt log matching the initial loading log.

6.0 TERM AND TERMINATION

      6.1 Term: The initial term of this Agreement shall be from the effective date first set forth above for a term of 24 months. After the expiration of the initial term, either party may terminate the Agreement upon ninety (90) days prior written notice.

      6.2 Termination: Notwithstanding the foregoing, this Agreement may be terminated for cause at any time as follows:

            (i) In the event of material default or material breach of the terms of this Agreement by either party, written notice thereof may be given to the defaulting party. Thereafter, the defaulting party shall have thirty (30) days to cure said breach. In the event that said breach has not been cured within said thirty (30) day period, the non-defaulting party may terminate this Agreement on or within a reasonable period after the expiration of the cure period.

            (ii) In the event of nationalization, expropriation, liquidation or bankruptcy of, or an assignment for the benefit of creditors or insolvency of either party.

7.0 PROCEDURES OF TERMINATION

      7.1 Procedures: Upon the termination of this Agreement, except for cause pursuant to Section 6.2 (ii), CM shall continue to honor BUYERS orders for Products up to the effective date of termination and for a period of sixty (60) days thereafter, provided such orders are no greater than ten percent (10%) above the quantities established during the sixty (60) days prior to the date of the notice of termination, and BUYER shall pay for all such Products on the terms and conditions of this Agreement. When the termination of this agreement occurs all of BUYERS

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            machinery will be returned to BUYER at CM's cost to a San Diego location and all money owed to CM will be paid in full upon BUYER'S receipt of equipment. BUYER agrees to purchase at CM's cost raw materials that were purchased specifically for BUYER'S product excluding the frame rails- not to exceed a thirty-day supply of materials.

      7.2 Survival: The right and duties of each party under this Agreement and the Exhibits hereto in respect of performance prior to termination shall survive and be enforceable in accordance with the terms of this Agreement.

8.0 CONFIDENTIALITY

      The parties expressly agree to hold as confidential ("Confidential Information") the existence and terms of this Agreement as well as any information which is designated in writing by the disclosing party as confidential, provided such information is clearly marked as confidential, and the disclosing party obtains a signed receipt or agreement from the receiving party acknowledging that such information is confidential. In the event Confidential Information is exchanged according to these guidelines, the other party will retain such information in confidence for a period of two (2) years following the termination of this Agreement. The transmittal of such information is and shall be upon the express condition that the information is to be used solely to effectuate this Agreement; and the receiving party shall not use, publish or disclose said information, in whole or in part, for any purpose other than that stated herein. CM expressly acknowledges and agrees that BUYER'S customer names, address and key contacts are and shall be the Confidential Information of BUYER. Notwithstanding the foregoing, the above restrictions on disclosure and use shall not apply to any information which the party can show by written evidence, was known to it at the time of receipt, or which may be obtained from third parties who are not bound by a confidentiality agreement, or which is in the public domain.

9.0 MISCELLANEOUS

      8.1 Force Maieure: The obligations of either party to perform under this Agreement shall be excused during each period of delay if such delay arises from any cause or causes which are reasonably beyond the control of the party obligated to perform, including, but not limited to, the following: acts of God, acts or omissions of any government, or any rules, regulations or orders of any governmental authority or any officer, department, agency or instrumentality thereof; fire, storm, flood, earthquake, insurrection, riot, invasion or strikes. The affected party shall use its best efforts to remedy the effects of such force majeure. Any force majeure shall not excuse performance by the party, but shall postpone performance, unless such force majenre continues for a period in excess of ninety
            (90) days. In such event, the party seeking performance may cancel its obligations hereunder.

      8.2 Assignment: Neither this Agreement nor any right or obligation hereunder is assignable or transferable by either party in whole or in part without the prior written consent of the other party which shall not be unreasonably withheld, and any such purported assignment without such consent shall be void, except that either party shall have the right to assign this Agreement and its rights and obligations hereunder, without obtaining the prior written consent ofthe other party, to any entity (other than a competitor of the other party hereto) with which the assigning party (a) merges,
            (b) sells a substantial part of its assets or businesses, or (c) sells a substantial part of its assets or business relating to the Products.

      8.3 Notices: Any notice required by this Agreement shall be in writing and shall be deemed sufficient if given personally or by registered or certified mail, postage prepaid, or by any nationally recognized overnight delivery service, addressed to the party to be notified at the address set forth in the initial paragraph of this Agreement. Either party may, by notice to the other, change its address for receiving such notices.

      8.4 Entire Agreement: This Agreement, including exhibits, constitutes the entire agreement between the parties relating to the subject matter hereof and cancels and supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to such subject matter.

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      8.5   Existing Obligations: CM warrants that the terms of this Agreement do not violate any existing obligations or contracts of CM. CM shall protect, defend, indemnify, and hold harmless BUYER from and against any claims, demands, liabilities or actions which are hereafter made or brought against BUYER and which allege any such violation.

      8.6 Modifications, Waiver: No amendment, modification or claimed waiver of the terms of this Agreement shall be binding on either party unless reduced to writing and signed by an authorized officer of the party to be bound. In ordering and delivery of the Products, the parties may employ their standard forms, but nothing in those forms shall be construed to modify or amend the terms of this Agreement

      8.7 Relationship of the Parties: This Agreement does not constitute either party as the agent or legal representative of the other for any purpose whatsoever.

      8.8 Public Announcements: Except as may be required by law, CM shall not issue or cause to be issued any press release or public announcement or otherwise disclose the existence of this Agreement or the transactions contemplated hereby except as and to the extent that BUYER and its parent jointly agree, in writing.

      8.9 Governing Laws: This Agreement shall be governed by and construed in accordance with the laws of the State of California

      8.10 Insurance: CM to add BUYER as an additional insured and increase liability insurance to $5,000,000 BUYER to add CM to liability policy

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives.

                                           Allergy Free LLC

                                           By: ____________________________
                                           Title: ____________________________
                                           Date: ____________________________

                                           American Metal Filter Company

                                           By: ____________________________
                                           Title: ____________________________
                                           Date: ____________________________